This document amends and restates the pricing supplement that was filed on August 31, 2015.
PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-203433 Dated August 27, 2015
Royal Bank of Canada Airbag Autocallable Yield Optimization Notes
$2,000,000 Notes Linked to the Common Stock of General Electric Company due on August 31, 2016
$2,000,000 Notes Linked to the Common Stock of International Paper Company due on August 31, 2016
$2,000,000 Notes Linked to the Common Stock of JPMorgan Chase & Company due on August 31, 2016
$2,000,000 Notes Linked to the Common Stock of Pfizer Inc. due on August 31, 2016
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of a specific company (the “Reference Stock”). The issue price of each Note is $1,000. Royal Bank of Canada will pay you a monthly coupon regardless of the performance of the Reference Stock. If the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial price, Royal Bank of Canada will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, Royal Bank of Canada will pay you on the maturity date either the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the applicable Reference Stock equal to the principal amount per Note divided by the conversion price (the “share delivery amount”) for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYON-2 under “General Terms of the Notes — Anti-dilution Adjustments”).
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features	Key Dates1
☐     Income — Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon payment on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.
☐     Automatically Callable — If the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Reference Stock at maturity.
☐     Contingent Repayment of Principal at Maturity — If the Notes are not previously called and the price of the Reference Stock does not close below the conversion price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the conversion price on the final valuation date, Royal Bank of Canada will deliver to you at maturity the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                   August 27, 2015
Settlement Date            August 31, 2015
Observation Dates1       Quarterly
Final Valuation Date1     August 25, 2016
Maturity Date1              August 31, 2016
1 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYON-2.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYON-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Notes Offerings
This pricing supplement relates to four separate Airbag Autocallable Yield Optimization Notes we are offering. Each of the Notes is linked to the common equity securities of a different company, and each of the Notes has a different coupon rate, initial price and conversion price, as specified in the table below. The coupon rate, initial price and conversion price for each Note were determined based on the closing price of each Reference Stock on August 26, 2015. Each of the Notes will be issued in minimum denominations of $1,000.00, and integral multiples of $1,000.00 in excess thereof. Coupons will be paid monthly in arrears in 12 equal installments, subject to an earlier automatic call.
The performance of each Note will not depend on the performance of any other Note.

Reference Stock	Coupon Rate	Initial Price	Conversion Price	CUSIP	ISIN
Common Stock of General Electric Company (GE)	7.00% per annum	$24.01	$21.61, which is 90.00% of the initial price (rounded to two decimal places)	78013D607	US78013D6076
Common Stock of International Paper Company (IP)	7.20% per annum	$42.01	$35.71, which is 85.00% of the initial price (rounded to two decimal places)	78013D615	US78013D6159
Common Stock of JPMorgan Chase & Company (JPM)	8.00% per annum	$62.91	$55.36, which is 88.00% of the initial price (rounded to two decimal places)	78013D623	US78013D6233
Common Stock of Pfizer Inc. (PFE)	8.00% per annum	$32.43	$29.19, which is 90.00% of the initial price (rounded to two decimal places)	78013D631	US78013D6316
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015, product prospectus supplement no.ABYON-2 dated May 18, 2015 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYON-2.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of General Electric Company (GE)	$2,000,000.00	$1,000.00	$20,000	$10.00	$1,980,000	$990.00
Common Stock of International Paper Company (IP)	$2,000,000.00	$1,000.00	$20,000	$10.00	$1,980,000	$990.00
Common Stock of JPMorgan Chase & Company (JPM)	$2,000,000.00	$1,000.00	$20,000	$10.00	$1,980,000	$990.00
Common Stock of Pfizer Inc. (PFE)	$2,000,000.00	$1,000.00	$20,000	$10.00	$1,980,000	$990.00

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $10.00 per $1,000 principal amount of each Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 20 below.
The initial estimated value of the Notes as of the date of this document is $993.88 per $1,000 in principal amount for the Notes linked to GE, $985.71 per $1,000 in principal amount for the Notes linked to IP, $996.09 per $1,000 in principal amount for the Notes linked to JPM and $993.94 per $1,000 in principal amount for the Notes linked to PFE, each of which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 20 and “Structuring the Notes” on page 20 of this pricing supplement.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality

UBS Financial Services Inc.	RBC Capital Markets, LLC

.
Additional Information About Royal Bank of Canada and the Notes

You should read this pricing supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our Series G medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. ABYON-2 dated May 18, 2015. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2, as the Notes involve risks not associated with conventional debt securities.

If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. ABYON-2, the prospectus supplement, or the prospectus, the terms discussed herein will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. ABYON-2 dated May 18, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915004087/j514150424b5.htm

♦	Prospectus supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

♦	Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You are willing to accept the risks of investing in equities in general and in the applicable Reference Stock in particular.

♦     You believe the final price of the Reference Stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦     You are willing to forgo dividends or other benefits of owning shares of the Reference Stock.

♦     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are willing and able to invest in a security that will be called on any Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial price, and you are otherwise able to hold the Notes to maturity.

♦     You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦     You are willing to invest in the Notes based on the coupon rate for each Note specified on the cover of this pricing supplement.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You are unwilling to accept the risks of investing in equities in general or in the applicable Reference Stock in particular.

♦     You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe that the final price of the Reference Stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦     You want to receive dividends or other distributions paid on the Reference Stock.

♦     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are unwilling to invest in the Notes based on the coupon rate specified on the cover of this pricing supplement.

♦     You seek an investment for which there will be an active secondary market.

♦     You are unable or unwilling to invest in a security that will be called on any Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial price, or you are otherwise unable or unwilling to hold the Notes to maturity.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2 for risks related to an investment in the Notes.

Final Terms of the Notes1
Issuer:	Royal Bank of Canada

Issue Price per Note:	$1,000 per Note

Principal Amount per Note:	$1,000 per Note

Term:	12 months, if not previously called

Reference Stocks:	The common equity securities of a specific company, as set forth on the cover page of this pricing supplement.

Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price:	With respect to each Note, the closing price of the applicable Reference Stock on August 26, 2015, as set forth on the cover page of this pricing supplement.

Final Price:	The closing price of the applicable Reference Stock on the final valuation date.

Coupon Payment:
The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock, unless the Notes were earlier called.

The coupon rate per annum is (i) 7.00% for the Notes linked to the common stock of General Electric Company, (ii) 7.20% for the Notes linked to the common stock of International Paper Company, (iii) 8.00% for the Notes linked to the common stock of JPMorgan Chase & Company and (iv) 8.00% for the Notes linked to the common stock of Pfizer Inc..

1st through 12th Installment (if not earlier called)
For Notes linked to the common stock of General Electric Company: 0.5833%

For Notes linked to the common stock of International Paper Company: 0.6000%

For Notes linked to the common stock of JPMorgan Chase & Company: 0.6667%

For Notes linked to the common stock of Pfizer Inc.: 0.6667%

Coupon Payment Dates:
Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below, unless previously called.

September 30, 2015, October 30, 2015, November 30, 2015, December 31, 2015, January 29, 2016, February 29, 2016, March 31, 2016, April 29, 2016, May 31, 2016, June 30, 2016, July 29, 2016 and August 31, 2016

Automatic Call Feature:
The Notes will be automatically called if the closing price of the Reference Stock on any Observation Date is greater than or equal to the initial price.

If the Notes are called, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount per Note plus the applicable coupon payment otherwise due on that day. No further amounts will be owed to you under the Notes.

Observation Dates:	November 25, 2015, February 25, 2016, May 26, 2016 and August 25, 2016 (the final valuation date).

Call Settlement Dates:
Two business days following the relevant Observation Date, except that the Call Settlement Date for the final valuation date will be the Maturity Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes.

Payment at Maturity:
➢     If the Notes are not automatically called prior to maturity, and the final price of the applicable Reference Stock is not below the conversion price on the final valuation date, we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest.

➢     If the Notes are not automatically called prior to maturity, and the final price of the applicable Reference Stock is below the conversion price on the final valuation date, we will deliver to you at maturity a number of shares of the applicable Reference Stock equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest. The share delivery amount is expected to be worth less than the principal amount and may have a value equal to $0.

Share Delivery Amount:2
For Notes linked to the common stock of General Electric Company: 46.2749 shares per Note

For Notes linked to the common stock of International Paper Company: 28.0034 shares per Note

For Notes linked to the common stock of JPMorgan Chase & Company: 18.0636 shares per Note

For Notes linked to the common stock of Pfizer Inc.: 34.2583 shares per Note

Each of which is the number of shares of the applicable Reference Stock per $1,000 principal amount Note equal to $1,000 divided by the applicable conversion price.  The share delivery amount is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYON-2.

Conversion Price:
A percentage of the initial price of the Reference Stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).

1Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

Investment Timeline

August 26, 2015:	The closing price of the applicable Reference Stock (initial price) was observed, the applicable conversion price and share delivery amount were determined, and the applicable coupon rate was set.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Quarterly:
The Notes will be automatically called if the closing price of the applicable Reference Stock on any Observation Date is greater than or equal to the initial price. If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount of the Notes plus the applicable coupon payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:
If the Notes have not been previously called, the final price is determined as of the final valuation date.
If the final price of the applicable Reference Stock is not below the conversion price on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount of the Notes plus the final coupon.
If the final price of the applicable Reference Stock is below the conversion price on the final valuation date, we will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Note you own, plus the final coupon.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYON-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

♦
Your Investment in the Notes May Result in a Loss – The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. At maturity, if the Notes have not been previously called, Royal Bank of Canada will only pay you the principal amount of your Notes if the final price of the Reference Stock is greater than or equal to the conversion price. If the final price of the Reference Stock is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Note you then own. Therefore, if the Notes are not automatically called and the final price of the Reference Stock is below the conversion price, the value of the share delivery amount will decline by a proportionately higher percentage for each additional percentage the Reference Stock declines below the conversion price. For example, if the conversion price is 80% of the initial price and the final price is less than the conversion price, you will lose 1.25% of your $1,000 principal amount Note at maturity for each additional 1% that the final price is less than the conversion price, as measured from the initial price. If you receive shares of the applicable Reference Stock at maturity, you will be exposed to any further decrease in the price of the Reference Stock from the final valuation date to the maturity date, and the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity – “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum was set on August 26, 2015, the Reference Stocks’ volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
The Contingent Repayment of Principal Applies Only at Maturity – If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Reference Stock is above the conversion price.

♦
Reinvestment Risk – If your Notes are automatically called prior to the Maturity Date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive the relevant coupon rate as specified on the cover page, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
An Investment in the Notes Is Subject to the Credit Risk of Royal Bank of Canada – The Notes are unsubordinated, unsecured debt obligations of Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including payments in respect of an automatic call, coupon payments and any repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to Be Limited to the Coupon Payments Paid on the Notes – Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the applicable Reference Stock. Any positive return on the Notes is expected to be limited to the coupon rate per annum. Accordingly, if the Notes are called prior to maturity, you will not participate in any of the Reference Stocks’ appreciation and your return will be limited to the principal amount plus the Coupons paid up to and including the Call Settlement Date.  Similarly, if the Notes are not called prior to the final valuation date and the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock. In contrast, if the final price is less than the conversion price, you will be exposed to the decline of the Reference Stock and we will deliver to you at maturity for each Note you own shares of the Reference Stock which are expected to be worth less than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any positive return on the Notes is expected to be limited to the coupon rate per annum.

♦
An Investment in the Notes Is Subject to Single Stock Risk – The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the respective Reference Stock issuer and the Reference Stock for your Notes.  For additional information about each Reference Stock and their respective issuers, please see "Information about the Reference Stocks" in this pricing supplement and the respective Reference Stock issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the applicable Reference Stock issuer with the SEC.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock – The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
There Is No Affiliation Between the Respective Reference Stock Issuers and Us, UBS and Our Respective Affiliates, and We Are Is Not Responsible for Any Disclosure by Those Issuers - We, UBS and our respective affiliates are not affiliated with any Reference Stock issuer.  However, we, UBS and our respective affiliates may currently, or from time to time in the future engage in business with a Reference Stock issuer.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the Reference Stocks and the Reference Stock issuers.  You, as an investor in the Notes, should make your own investigation into the Reference Stock and the Reference Stock issuer for your Notes.  The Reference Stock issuers are not involved in this offering and have no obligation of any sort with respect to your Notes.  The Reference Stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful – It is impossible to predict whether and the extent to which the price of any Reference Stock will rise or fall. The closing price of each Reference Stock will be influenced by complex and interrelated political, economic, financial and other factors that affect that Reference Stock. You should be willing to accept the downside risks of owning equities in general and the applicable Reference Stock in particular, and the risk of losing some or all of your initial investment.

♦
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value for each of the Notes that is set forth on the cover page of this document, which is less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the applicable Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of each of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.

♦
Lack of Liquidity – The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates – RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price – Trading or transactions by Royal Bank of Canada, UBS and our respective affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes –  In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time remaining to maturity of the Notes;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited – The calculation agent will make adjustments to the initial price and the conversion price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Examples

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of any Reference Stock. You should not take these examples as an indication or assurance of the expected performance of any Reference Stock. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following assumptions (the actual terms for the Notes are set forth above):

Principal Amount:	$1,000
Term:	Approximately 12 months
Observation Dates	Quarterly
Hypothetical initial price of the Reference Stock*:	$10.00 per share
Hypothetical conversion price*:	$8.00 (which is 80.00% of the hypothetical initial price)
Hypothetical share delivery amount*:	125 shares per Note ($1,000 / conversion price of $8.00)
Hypothetical coupon rate per annum**:	8.00% ($6.67 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum).

* May not be the actual coupon rate per annum, initial price, conversion price or share delivery amount applicable to the Notes.  The actual coupon rate per annum, initial price, conversion price and share delivery amount for each of the Notes is set forth in “Final Terms of the Notes” or on the cover hereof. If the actual coupon rate per annum is less than the hypothetical coupon rate listed above, your coupon payments payable on the Notes will be less than the amounts listed in the examples below.

** Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.

*** Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The Notes are called on the first Observation Date.

Since the Notes are called on the first Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,006.67 per Note, reflecting the principal amount per Note plus the applicable coupon payment. Taking into account the coupon payments of $13.34 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,020.00 per Note, representing a 2.00% return on the Notes.  No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$20.00 ($6.67 x 3 = $20.00)
Total:	$1,020.00
Total Return on the Notes:	2.00%

Scenario #2: The Notes are called on the third Observation Date.

Since the Notes are called on the third Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,006.67 per Note, reflecting the principal amount per Note plus the applicable coupon payment. Taking into account the coupon payments of $53.36 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,060.00 per Note, representing a 6.00% return on the Notes.  No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$60.00 ($6.67 x 9 = $60.00)
Total:	$1,060.00
Total Return on the Notes:	6.00%

Scenario #3: The Notes are not previously automatically called and the final price of the Reference Stock is not below the hypothetical conversion price of $8.00.

Since the final price of the Reference Stock is not below the hypothetical conversion price of $8.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 8.00% per annum.

If the closing price of the Reference Stock on the final valuation date is $13.00 (an increase of 30%)

Payment at Maturity:	$1,000.00
Coupons:	$80.00 ($6.67 x 12 = $80.00)
Total:	$1,080.00
Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).

If the closing price of the Reference Stock on the final valuation date is $8.50 (a decline of 15%)

Payment at Maturity:	$1,000.00
Coupons:	$80.00 ($6.67 x 12 = $80.00)
Total:	$1,080.00
Total Return on the Notes:	8.00%

In this example, the total return on the Notes is 8.00%, while the total return on the Reference Stock is a loss of 13.50% (including dividends).

Scenario #4: The Notes are not automatically called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00.

Since the Notes have not been called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount of the Notes you hold and will pay cash at the final price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Stock on the maturity date is $4.00 (a decline of 60%)

Value of shares received:	$500.00 (125 shares x $4.00)
Coupons:	$80.00 ($6.67 x 12 = $80.00)
Total:	$580.00
Total Return on the Notes:	-42.00%

In this example, the total return on the Notes is a loss of 42.00%, while the total return on the Reference Stock is a loss of 58.50% (including dividends)

Hypothetical Return Table at Maturity

The table below is based on the following assumptions*

Principal Amount:	$1,000
Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial price of the Reference Stock*:	$10.00 per share
Hypothetical conversion price*:	$8.00 (which is 80.00% of the hypothetical initial price)
Hypothetical share delivery amount*:	125 shares per Note ($1,000 / conversion price of $8.00)
Hypothetical coupon rate per annum**:	8.00% ($6.67 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum).

* May not be the actual coupon rate per annum, initial price, conversion price or share delivery amount applicable to the Notes.  The actual coupon rate per annum, initial price, conversion price and share delivery amount for each of the Notes is set forth in “Final Terms of the Notes” or on the cover hereof.  If the actual coupon rate per annum is less than the hypothetical coupon rate listed above, your coupon payments payable on the Notes will be less than the amounts listed in the table below.

** Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.

*** Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Reference Stock			Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call		Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$15.00	50.00%	51.50%	$1,080.00	8.00%	n/a	n/a	n/a
$14.50	45.00%	46.50%	$1,080.00	8.00%	n/a	n/a	n/a
$14.00	40.00%	41.50%	$1,080.00	8.00%	n/a	n/a	n/a
$13.50	35.00%	36.50%	$1,080.00	8.00%	n/a	n/a	n/a
$12.50	25.00%	26.50%	$1,080.00	8.00%	n/a	n/a	n/a
$12.00	20.00%	21.50%	$1,080.00	8.00%	n/a	n/a	n/a
$11.50	15.00%	16.50%	$1,080.00	8.00%	n/a	n/a	n/a
$11.00	10.00%	11.50%	$1,080.00	8.00%	n/a	n/a	n/a
$10.50	5.00%	6.50%	$1,080.00	8.00%	n/a	n/a	n/a
$10.00	0.00%	1.50%	$1,080.00	8.00%	n/a	n/a	n/a
$9.50	-5.00%	-3.50%	$1,080.00	8.00%	n/a	n/a	n/a
$9.00	-10.00%	-8.50%	$1,080.00	8.00%	n/a	n/a	n/a
$8.50	-15.00%	-13.50%	$1,080.00	8.00%	n/a	n/a	n/a
$8.00	-20.00%	-18.50%	$1,080.00	8.00%	n/a	n/a	n/a
$7.50	-25.00%	-23.50%	n/a	n/a	$937.50	$1,017.50	1.75%
$7.00	-30.00%	-28.50%	n/a	n/a	$875.00	$955.00	-4.50%
$6.50	-35.00%	-33.50%	n/a	n/a	$812.50	$892.50	-10.75%
$6.00	-40.00%	-38.50%	n/a	n/a	$750.00	$830.00	-17.00%
$5.50	-45.00%	-43.50%	n/a	n/a	$687.50	$767.50	-23.25%
$5.00	-50.00%	-48.50%	n/a	n/a	$625.00	$705.00	-29.50%
$4.50	-55.00%	-53.50%	n/a	n/a	$562.50	$642.50	-35.75%
$4.00	-60.00%	-58.50%	n/a	n/a	$500.00	$580.00	-42.00%
$3.50	-65.00%	-63.50%	n/a	n/a	$437.50	$517.50	-48.25%
$3.00	-70.00%	-68.50%	n/a	n/a	$375.00	$455.00	-54.50%

(1)	A conversion event does not occur if the final price of the Reference Stock is not below the conversion price.

(2)	A conversion event occurs if the final price of the Reference Stock is below the conversion price.

(3)
The final price is shown as of the final valuation date, if the final price of the Reference Stock is not below the conversion price. However, if the final price of the Reference Stock is below the conversion price, the final price is shown as of the final valuation date and the maturity date. The final price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 1.50% over the term of the Notes.

(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.

(6)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.

(7)
The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the Reference Stock on the maturity date. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

(8)
The actual value of the payment consists of the market value of a number of shares of the Reference Stock equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the final price, plus the coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments issued by us to you (the “Short-Term Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Short-Term Debt Portion — Amounts treated as interest on the Short-Term Debt Portion would be subject to general rules governing interest payments on short-term debt securities and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who so elect) on either a straight-line basis or under the constant-yield method, based on daily compounding. Cash-basis taxpayers (who do not elect to accrue interest currently) would include interest in income upon receipt of such interest.

Put Option — Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
General Electric Company (GE)	7.00%	0.84%	6.16%
International Paper Company (IP)	7.20%	0.84%	6.36%
JPMorgan Chase & Company (JPM)	8.00%	0.84%	7.16%
Pfizer Inc. (PFE)	8.00%	0.84%	7.16%

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Reference Stocks

Included on the following pages is a brief description of the issuers of each of the respective Reference Stocks. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low and period-end closing prices for each of the Reference Stocks. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stocks as an indication of future performance.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective Reference Stock issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective Reference Stock issuers under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

General Electric Company

According to publicly available information, General Electric Company is a globally diversified technology and financial services company. The company's products and services include aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing and industrial products.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 40545. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “GE.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices, as reported by Bloomberg.  The closing price of this Reference Stock on August 26, 2015 was $24.01. The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$18.45	$15.45	$18.20
4/01/2010	6/30/2010	$19.50	$14.42	$14.42
7/01/2010	9/30/2010	$16.66	$13.88	$16.25
10/01/2010	12/31/2010	$18.32	$15.76	$18.29
1/03/2011	3/31/2011	$21.52	$18.28	$20.05
4/01/2011	6/30/2011	$20.65	$17.97	$18.86
7/01/2011	9/30/2011	$19.30	$15.01	$15.24
10/03/2011	12/30/2011	$18.23	$14.69	$17.91
1/03/2012	3/30/2012	$20.21	$18.36	$20.07
4/02/2012	6/29/2012	$20.84	$18.15	$20.84
7/02/2012	9/28/2012	$22.73	$19.44	$22.71
10/01/2012	12/31/2012	$23.12	$20.01	$20.99
1/02/2013	3/28/2013	$23.77	$20.90	$23.12
4/01/2013	6/28/2013	$24.33	$21.35	$23.19
7/01/2013	9/30/2013	$24.86	$22.90	$23.89
10/01/2013	12/31/2013	$28.03	$23.57	$28.03
1/02/2014	3/31/2014	$27.50	$24.35	$25.89
4/01/2014	6/30/2014	$27.44	$25.43	$26.28
7/01/2014	9/30/2014	$27.02	$25.02	$25.62
10/01/2014	12/31/2014	$27.01	$23.95	$25.27
1/02/2015	3/31/2015	$26.11	$23.58	$24.81
4/01/2015	6/30/2015	$28.51	$24.84	$26.57
7/01/2015	8/26/2015*	$27.24	$23.27	$24.01

* This pricing supplement includes information for the third calendar quarter of 2015 only for the period from July 1, 2015 through August 26, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of this Reference Stock from January 1, 2010 to August 26, 2015. The initial price is $24.01, which was its closing price on August 26, 2015. The conversion price is $21.61, which is equal to 90.00% of the initial price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

International Paper Company

According to publicly available information, International Paper Company produces and distributes paperboard-based industrial and consumer packaging, uncoated printing & writing papers and market pulp. It maintains a global network of manufacturing operations in North America, Europe, Latin America, Russia and Asia.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 51434. The company’s common stock is listed on the NYSE under the ticker symbol “IP.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices, as reported by Bloomberg.  The closing price of this Reference Stock on August 26, 2015 was $42.01. The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$27.74	$21.84	$24.26
4/01/2010	6/30/2010	$28.22	$20.78	$22.31
7/01/2010	9/30/2010	$25.14	$19.60	$21.44
10/01/2010	12/31/2010	$26.85	$21.22	$26.85
1/03/2011	3/31/2011	$29.86	$25.27	$29.75
4/01/2011	6/30/2011	$32.40	$26.19	$29.40
7/01/2011	9/30/2011	$30.51	$22.90	$22.92
10/03/2011	12/30/2011	$29.22	$22.33	$29.18
1/03/2012	3/30/2012	$35.78	$29.55	$34.60
4/02/2012	6/29/2012	$34.67	$27.42	$28.50
7/02/2012	9/28/2012	$36.26	$28.16	$35.81
10/01/2012	12/31/2012	$39.28	$33.14	$39.28
1/02/2013	3/28/2013	$46.34	$39.44	$45.92
4/01/2013	6/28/2013	$47.99	$42.28	$43.68
7/01/2013	9/30/2013	$49.48	$44.17	$44.17
10/01/2013	12/31/2013	$48.79	$42.49	$48.34
1/02/2014	3/31/2014	$48.67	$44.36	$45.23
4/01/2014	6/30/2014	$49.76	$44.24	$49.76
7/01/2014	9/30/2014	$50.65	$47.00	$47.74
10/01/2014	12/31/2014	$55.25	$45.25	$53.58
1/02/2015	3/31/2015	$57.59	$51.60	$55.49
4/01/2015	6/30/2015	$56.28	$47.59	$47.59
7/01/2015	8/26/2015*	$48.81	$40.68	$42.01

* This pricing supplement includes information for the third calendar quarter of 2015 only for the period from July 1, 2015 through August 26, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of this Reference Stock from January 1, 2010 to August 26, 2015. The initial price is $42.01, which was its closing price on August 26, 2015. The conversion price is $35.71, which is equal to 85.00% of the initial price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

JPMorgan Chase & Company

According to publicly available information, JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. JP Morgan Chase serves business enterprises, institutions, and individuals.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 19617. The company’s common stock is listed on the NYSE under the ticker symbol “JPM.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices, as reported by Bloomberg.  The closing price of this Reference Stock on August 26, 2015 was $62.91. The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$45.02	$37.70	$44.75
4/01/2010	6/30/2010	$47.81	$36.61	$36.61
7/01/2010	9/30/2010	$41.64	$35.63	$38.07
10/01/2010	12/31/2010	$42.67	$36.96	$42.42
1/03/2011	3/31/2011	$48.00	$43.40	$46.10
4/01/2011	6/30/2011	$47.64	$39.49	$40.94
7/01/2011	9/30/2011	$42.29	$29.27	$30.12
10/03/2011	12/30/2011	$37.02	$28.38	$33.25
1/03/2012	3/30/2012	$46.27	$34.91	$45.98
4/02/2012	6/29/2012	$46.13	$31.00	$35.73
7/02/2012	9/28/2012	$41.57	$33.90	$40.48
10/01/2012	12/31/2012	$44.53	$39.29	$43.97
1/02/2013	3/28/2013	$51.00	$44.57	$47.46
4/01/2013	6/28/2013	$55.62	$46.64	$52.79
7/01/2013	9/30/2013	$56.67	$50.32	$51.69
10/01/2013	12/31/2013	$58.48	$50.75	$58.48
1/02/2014	3/31/2014	$61.07	$54.31	$60.71
4/01/2014	6/30/2014	$60.67	$53.31	$57.62
7/01/2014	9/30/2014	$61.63	$55.56	$60.24
10/01/2014	12/31/2014	$63.15	$55.08	$62.58
1/02/2015	3/31/2015	$62.49	$54.38	$60.58
4/01/2015	6/30/2015	$69.75	$59.95	$67.76
7/01/2015	8/26/2015*	$70.08	$59.91	$62.91

* This pricing supplement includes information for the third calendar quarter of 2015 only for the period from July 1, 2015 through August 26, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of this Reference Stock from January 1, 2010 to August 26, 2015. The initial price is $62.91, which was its closing price on August 26, 2015. The conversion price is $55.36, which is equal to 88.00% of the initial price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Pfizer Inc.

According to publicly available information, Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. The company's products include prescription pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 78003. The company’s common stock is listed on the NYSE under the ticker symbol “PFE.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices, as reported by Bloomberg.  The closing price of this Reference Stock on August 26, 2015 was $32.43. The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	$20.00	$16.91	$17.15
4/01/2010	6/30/2010	$17.29	$14.26	$14.26
7/01/2010	9/30/2010	$17.41	$14.14	$17.17
10/01/2010	12/31/2010	$17.79	$16.29	$17.51
1/03/2011	3/31/2011	$20.38	$17.68	$20.31
4/01/2011	6/30/2011	$21.45	$19.79	$20.60
7/01/2011	9/30/2011	$20.78	$16.66	$17.68
10/03/2011	12/30/2011	$21.83	$17.33	$21.64
1/03/2012	3/30/2012	$22.66	$20.95	$22.66
4/02/2012	6/29/2012	$23.08	$21.60	$23.00
7/02/2012	9/28/2012	$24.96	$22.34	$24.85
10/01/2012	12/31/2012	$26.04	$23.66	$25.08
1/02/2013	3/28/2013	$28.86	$25.85	$28.86
4/01/2013	6/28/2013	$31.08	$27.23	$28.01
7/01/2013	9/30/2013	$29.67	$27.65	$28.71
10/01/2013	12/31/2013	$32.20	$28.24	$30.63
1/02/2014	3/31/2014	$32.75	$29.66	$32.12
4/01/2014	6/30/2014	$32.40	$29.02	$29.68
7/01/2014	9/30/2014	$30.96	$28.04	$29.57
10/01/2014	12/31/2014	$32.09	$27.70	$31.15
1/02/2015	3/31/2015	$35.05	$31.16	$34.79
4/01/2015	6/30/2015	$35.44	$33.46	$33.53
7/01/2015	8/26/2015*	$36.15	$31.34	$32.43

* This pricing supplement includes information for the third calendar quarter of 2015 only for the period from July 1, 2015 through August 26, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of this Reference Stock from January 1, 2010 to August 26, 2015. The initial price is $32.43, which was its closing price on August 26, 2015. The conversion price is $29.19, which is equal to 90.00% of the initial price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page PS-15 of the accompanying product prospectus supplement no. ABYON-2.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately five months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the applicable Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of each of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for each of the Notes on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

Terms Incorporated in Master Note

The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. ABYON-2 dated May 18, 2015 under the caption “General Terms of the Notes,” are incorporated into the master note issued to DTC, the registered holder of the Notes.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.